HUMANA INC.
RESTRICTED STOCK UNIT AGREEMENT WITH PERFORMANCE VESTING
AND AGREEMENT NOT TO COMPETE OR SOLICIT
UNDER THE AMENDED AND RESTATED STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT ("Agreement") made as of <award_date> (the “Date of Grant”) by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and <first_name> <middle_name> <last_name>, an employee of the Company (hereinafter referred to as "Grantee").
    WITNESSETH:
WHEREAS, the Amended and Restated Humana Inc. Stock Incentive Plan (the "Plan") was approved by the Company's Board of Directors and stockholders; and
WHEREAS, the Company desires to award to Grantee Restricted Stock Units in accordance with the Plan.
NOW, THEREFORE, in consideration of the award of Restricted Stock Units to Grantee, the promises and mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Grantee agree as follows:
I.    RESTRICTED STOCK UNIT GRANT

A.    Grant. Subject to the terms and conditions hereinafter set forth, and in accordance with the provisions of the Plan, the Company hereby grants to Grantee, and Grantee hereby accepts from the Company <shares_awarded> Performance-Based Restricted Stock Units (the “Restricted Stock Units”) (which represents the target amount of shares available as set out on Appendix A). Each Restricted Stock Unit represents the right of Grantee to receive (i) one (1) Share on the date of distribution provided for in Section I(E). In addition, Grantee shall also have the right to receive all of the cash or in-kind dividends that are paid with respect to the Shares represented by the Restricted Stock Units to which this award relates (“DERs”). Dividend equivalents with respect to any such Share shall be paid on the same date that such Share is issued to Grantee pursuant to Section I(E). hereof. The DERs shall be subject to the same terms and conditions applicable to the Restricted Stock Units, including, without limitation, the restrictions and non-transferability, vesting, forfeiture and distribution provisions contained in Sections I(B) through I(E), inclusive, of this Agreement. In the event that the Restricted Stock Units are forfeited pursuant to Section I(D) hereof, the related DER shall also be forfeited.

B.    Restrictions and Non-Transferability. The Restricted Stock Units and DERs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. In addition, such Restricted Stock Units and DERs shall be subject to forfeiture in accordance with the provisions of Section I(D).
C.    Vesting of Shares. Subject to the terms set forth below, if as of the third anniversary of the Date of Grant (the “Vesting Date”), Grantee and the Company have achieved the performance goals to be set forth in Appendix A, the Restricted Stock Units and related DERs shall vest to the extent such performance goals have been achieved. Effective on the Vesting Date, any portion of the Restricted Stock Units and the related DERs for which the performance goals set forth in Appendix A have not been satisfied shall be immediately forfeited. However, notwithstanding the foregoing, upon certain terminations of employment (as set forth below), all or a portion of the unvested Restricted Stock Units and DERs will vest in accordance with Sections 12 and 13 of the Plan.
D.    Forfeiture.    Except as set forth in Sections 12 and 13 of the Plan, upon the termination of Grantee's employment with the Company prior to the time the Restricted Stock Units and DERs have vested, the Restricted Stock Units and DERs shall be forfeited immediately by Grantee.
E.    Distributions. The Company shall issue to Grantee (or, if applicable, Grantee’s estate or personal representative) Shares (or such other securities or other property into which the Shares have been converted, with any partial Shares or other securities to be settled in cash) with respect to Grantee’s Restricted Stock Units and dividend equivalents accrued pursuant to the DERs with respect to such Restricted Stock Units, within 30 days of the date that the Restricted Stock Units vest in accordance with Section I(C) hereof; provided, however, that, to the extent that the Restricted Stock Units are considered deferred compensation subject to Section 409A of the Code and the Restricted Stock Units vest in connection with Grantee’s Change in Control Termination (defined below), then unless the Change in Control is a Section 409A Change in Control, the distribution of Shares (or such other securities or other property into which the Shares have been converted) shall not be accelerated to the vesting date but such distribution shall instead occur based on the Vesting Dates set forth in Section I(C) hereof. A “Section 409A Change in Control” shall mean a Change in Control that also constitutes a “change in ownership or effective control” of the Company or a “change in ownership of a substantial portion of the assets of” the Company, in each case within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary contained herein, no Shares may be transferred to any person other than Grantee unless such other person demonstrates to the reasonable satisfaction of the Company such person’s right to the transfer.
F.    Taxes. Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the distribution of Shares, cash or other property or, to the extent applicable, vesting of the Restricted Stock Units or DERs hereunder, shall be paid by Grantee at such time. Notwithstanding the foregoing, the Company shall withhold delivery of a number of Shares with a Fair Market Value as of the distribution date equal to the Withholding Taxes required to be withheld in connection with such distribution.
II.    AGREEMENT NOT TO COMPETE AND AGREEMENT NOT TO SOLICIT.
Grantee agrees and understands that the Company’s business is a profit-generating business operating in a highly competitive business environment and that the Company has a legitimate business interest in, among other things, its confidential information and trade secrets (including as protected in other agreements and policies between the Company and Grantee) that it is providing Grantee, and in the significant time, money, training, team building and other efforts it expends to develop Grantee’s skills to assist in performing Grantee’s duties for the Company, including with respect to establishing, developing and maintaining the goodwill and business relationships with Protected Relationships (defined below) and employees, each of which Grantee agrees are valuable assets of the Company to which it has devoted substantial resources. Grantee acknowledges that the grant Grantee is receiving under the Plan is a meaningful way that the Company entrusts Grantee with its goodwill and aligns Grantee with the Company objective of increasing the value of the Company’s business. Accordingly, Grantee acknowledges the importance of protecting the value of the Company’s business through, among other things, covenants to restrict Grantee from engaging in activities that would adversely affect the value of the Company and its goodwill.
A.    Agreement Not to Compete.
1.     Grantee agrees that during the Restricted Period (defined below) and within the Restricted Geographic Area (defined below), Grantee will not, directly or indirectly, perform or engage in Competitive Product or Services (defined below) with a Competitor (defined below). Grantee may not accept employment with a Competitor (defined below) unless the Competitor’s business is diversified and the Company receives Written Assurances from the Competitor and Grantee that are satisfactory to the Company that Grantee, during the Restricted Period, will not work on or provide Competitive Products or Services or otherwise use or disclose the Company’s confidential information or trade secrets.
2.     For Section II(A), such “Written Assurances” must contain a written statement detailing the identity of the Competitor and the nature of the services that Grantee will provide to the Competitor with sufficient detail to allow the Company to independently assess whether Grantee is or will be in violation of the Agreement. The Company must also receive such “Written Assurances” at least ten business days before Grantee commences employment for the Competitor. Such “Written Assurances” shall be delivered to the Company’s Chief Human Resource Officer or his/her authorized delegate.
3.     Nothing in this Agreement is intended to prevent Grantee from investing Grantee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Grantee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
    B.    Agreement Not to Solicit Protected Relationships. During the Restricted Period (defined below) and in connection with a Competitive Product or Service (defined below), Grantee shall not, individually or jointly with others, directly or indirectly, or by assisting others, (1) Solicit (defined below) any Protected Relationships (defined below); or (2) Solicit any Protected Relationships to terminate a relationship with the Company, its subsidiaries, and/or its affiliates, reduce the volume of their business dealings with the Company, its subsidiaries, and/or its affiliates, or to otherwise cease to accept services or products from the Company, its subsidiaries, and/or its affiliates.
    C.    Agreement Not to Solicit Employees.  During the Restricted Period, Grantee shall not, individually or jointly with others, directly or indirectly, or by assisting others, (1) Solicit any employees or former employees of the Company, its subsidiaries, and/or its affiliates with whom Grantee worked, had business contact, or about which Grantee gained non-public or confidential information (“Employees or Former Employees”); (2) contact or communicate with Employees or Former Employees for the purpose of Soliciting them to terminate their employment or find employment or work with another person or entity; (3) provide, share, or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (4) provide, share, or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons to work for, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (5) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company, its subsidiaries, and/or its affiliates at the time of the attempted recruiting or hiring, but were employed by, or working for the Company, its subsidiaries, and/or its affiliates in the three months prior to the time of the attempted recruiting or hiring and/or interference.
D.     Effect of a Change in Control Termination on Agreements Not to Compete and Not to Solicit.
1.    In the event of a Change in Control Termination, the prohibitions on Grantee set forth in Section II(A) shall remain in full force and effect only if the acquirer or successor to the Company following the Change in Control shall, solely at its option, pay, within thirty (30) days following the Last Day (with the Company or its successor), to Grantee the Non-Compete Payment. Notwithstanding any previous agreement between Grantee and the Company relating to the prohibitions on Grantee set forth in Section II(A), the “Non-Compete Payment” shall be an amount at least equal to Grantee’s then current annual base salary. Such amount shall be in addition to any other amounts paid or payable to Grantee with respect to other severance plans or policies maintained by the Company. For the avoidance of doubt, the provisions of this Section II(D) shall supersede any agreement between Grantee and the Company relating to the prohibitions on Grantee set forth in Section II(A), with the exception of any similar agreement contained in (i) any employment agreement between Grantee and the Company, (ii) any agreement between Grantee and the Company not related to the employment of Grantee by the Company, (iii) any severance plan or policy of the Company and (iv) any change in control severance plan or policy of the Company.
2.    In the event of a Change in Control Termination, the prohibitions on Grantee set forth in Sections II(B) and II(C) shall remain in full force and effect.
E.     Violation of Restrictive Covenants. This subsection sets forth the circumstances under which Grantee shall forfeit all or a portion of any vested or unvested Restricted Stock Units without payment and/or be required to repay or otherwise reimburse the Company any gain or value realized in respect of all or a portion of the Restricted Stock Units.
1.     If Grantee violates any provisions of Section II of this Agreement (a “Forfeiture Event”), Grantee shall immediately forfeit as of the date that the violation first occurs all unvested Restricted Stock Units. This provision does not alter the circumstances for forfeiture of unvested Restricted Stock Units as described in Section I(D) of this Agreement.
2.    For any Restricted Stock Units that vested during the 12 month period prior to the Forfeiture Event or at any time after the Forfeiture event, Grantee shall be required to repay or otherwise reimburse the Company, immediately upon demand, an amount in Cash or Humana Inc. common stock equal to (i) equal to the aggregate Fair Market Value of the shares of Stock underlying such Restricted Stock Units on the date the Restricted Stock Units became vested and (ii) any dividend or DER amounts paid in respect of Shares.
3.    The relief provided in this Section II(F) of the Agreement does not constitute the Company’s exclusive remedy for the Grantee’s violation of any of the provisions of Section II of the Agreement. As any forfeiture and repayment provisions are not adequate remedies at law, including because they do not repair the irreparable harm the Company will suffer from Grantee’s breaches of this Agreement, the Company may seek any additional legal or equitable remedy, including injunctive relief, for such violations. The provisions in this section are essential economic conditions to the Company’s grant of Restricted Stock Units. By receiving the Restricted Stock Units, Grantee agrees upon Grantee’s violation of Section II of this Agreement that the Company may, subject to applicable state law, deduct from any amounts the Company owes Grantee following the Last Day any amounts Grantee owes the Company under Section II(F).
4.    The provisions under this Section II(F) of the Agreement and any amounts repayable by Grantee hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.
5.    In addition, if Grantee realizes any amounts in excess of what Grantee should have received under the terms of any Restricted Stock Units for any reason due to mistake in calculations or other administrative error, then Grantee shall be required to repay or reimburse any such excess amounts to the Company within thirty (30) days following the Company’s written demand for repayment.
F.    Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.
    G.    Injunctive Relief; Invalidity of Any Provision. Grantee acknowledges that (1) his or her services to the Company, its subsidiaries, and/or its affiliates are of a special, unique and extraordinary character, (2) his or her position with the Company, its subsidiaries, and/or its affiliates will place him or her in a position of confidence and trust with respect to the operations of the Company, its subsidiaries, and/or its affiliates, (3) he or she will benefit from continued employment with the Company, its subsidiaries, and/or its affiliates, (4) the nature and periods of restrictions imposed by the covenants contained in this Section II are fair, reasonable and necessary to protect the Company, its subsidiaries, and/or its affiliates, (5) the Company, its subsidiaries, and/or its affiliates would sustain immediate and irreparable loss and damage from Grantee’s wrongful use or disclosure of the Company, its subsidiaries, and/or its affiliates’ confidential information or trade secrets and from Grantee’s unfair competition or wrongful Solicitation of Protected Relationships, including with respect to the impairment of the Company’s, its subsidiaries’, and/or its affiliates’ goodwill in its Protected Relationships, and (6) for the same reason, the Company’s remedy at law (including under any forfeiture under Section II(F) above) for any such breach will be inadequate. Accordingly, Grantee agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to seek temporary, preliminary, and permanent injunctions to prevent and/or halt a breach or threatened breach by Grantee of any covenant contained in Section II hereof. If any part or provision of this Section II is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended (and the court is authorized to amend), whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.
H.    Notice of Agreement. Grantee agrees that, during the Restricted Period, Grantee will tell any prospective new employer, partner, in a business venture, investors and/or any entity seeking to engage Grantee’s services, prior to accepting employment, engagement as a consultant or contractor, or engaging in a business venture that this Agreement exists, and further, Grantee agrees to provide a true and correct copy of this Agreement to any such individual or entity prior to accepting any such employment or entering into any such employment or business venture.

I.    Tolling. In the event Grantee violates one of the time-limited restrictions in Section II of this Agreement, the Company reserves the right to request as a form or equitable relief, and Grantee will not object, that a court of competent jurisdiction extend the time period for such violated restriction by one day for each day Grantee violated the restriction, up to the maximum extension equal to the length of the original period of the time-limited restrictions in Section II of this Agreement.
III.    MISCELLANEOUS PROVISIONS

A.    Binding Effect & Adjustment.    This Agreement shall be binding and conclusive upon each successor and assign of the Company. Grantee’s obligations hereunder shall not be assignable to any other person or entity. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Shares during the term of the Award shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Sections 4.6 and 11 of the Plan. All obligations imposed upon Grantee and all rights granted to Grantee and to the Company shall be binding upon Grantee's heirs and legal representatives.
B.    Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.
C.    Governing Law. Except as to matters of federal law and the provisions of Section II hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.
D.    No Employment Agreement. Nothing herein confers on Grantee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Grantee's employment or other service at any time.
E.    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.
F.    Defined Terms.
1.    Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Grantee and any person or persons claiming through Grantee as to any rights hereunder.
2.    For the purposes of this Agreement, the following terms shall have the following meaning:
(i)     “Change in Control Termination” means, in the event unvested Restricted Stock Units and DERs are assumed, converted, continued or substituted in connection with a Change in Control in accordance with Section 11.1 of the Plan, if the employment of Grantee is terminated within two years following the Change in Control (a) by the Company or its acquirer or successor for any reason other than Cause or (b) by Grantee with Good Reason.

    (ii)     “Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that is the same as, similar to, or competes with, a product, process, system or service (in existence or under development) upon which Grantee worked, had direct or indirect responsibilities, or had confidential information about at the Company during the twenty-four (24) months prior to the Grantee’s Last Day (defined below).
(iii)     “Competitor” means Grantee or any other person or organization, other than the Company or any of its subsidiaries, engaged in, or about to become engaged in, research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
(iv)     “Last Day” means Grantee’s last day of employment with the Company, its subsidiaries, and/or its affiliates (or immediate successor) regardless of the reason for Grantee’s separation.
    (v)         “Protected Relationship” means, but is not necessarily limited to, vendors, healthcare providers, hospitals, hospital systems, lobbyists, state Medicaid agencies, long-term care facilities, pharmaceutical manufacturers, policyholders, agents, brokers, dealers, distributers, customers, and/or other sources of supply or customers with whom within twenty-four months prior to the Last Day, Grantee, directly or indirectly (e.g., through employees whom Grantee supervised) had material business contact and/or about whom Grantee obtained confidential information and trade secrets.
    (vi)     “Restricted Geographic Area” means the territory (i.e.: (i) state(s), (ii) county(ies), or (iii) city(ies)) in which, during the twenty-four (24) months prior to the Last Day, Grantee provided material services on behalf of the Company (or in which Grantee supervised directly, indirectly, in whole or in part, the servicing activities).
    (vii)     “Restricted Period” means the period of Grantee’s employment with the Company, its subsidiaries, and/or its affiliates and a period of twelve (12) months after the Last Day. Grantee recognizes that the durational term is reasonably and narrowly tailored to the Company’s, its subsidiaries’, and/or its affiliates’ legitimate business interest and need for protection with each position.
    (viii)     “Solicit” means to hire, entice, encourage, persuade, recruit, or solicit, or attempt to hire, entice, encourage, persuade, recruit, or solicit, either directly by Grantee or indirectly through another individual.
G.    Execution. If Grantee shall fail to execute this Agreement, either manually with a paper document, or through the online grant agreement procedure with the Company’s designated broker–dealer, and, if manually executed, return the executed original to the Secretary of the Company, the Award shall be null and void. The choice of form will be at the Company’s discretion.
H.    Section 409A.  All Restricted Stock Units granted pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. This Agreement and the Plan shall be administered in a manner consistent with this intent and any provision that would cause the Agreement or Plan to fail to satisfy the first sentence of this section shall have no force and effect. Notwithstanding anything contained herein to the contrary, Restricted Stock Units (and related DERs) that (a) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (b) vest as a consequence of Grantee’s termination of employment, shall not be delivered until the date that Grantee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if Grantee is a “specified employee” within the meaning of Section 409A of the Code and any guidance issued thereunder, the date that is six months and one day following the date of such “separation from service” (or on the date of Grantee’s death, if earlier)). In addition, each amount to be paid or benefit to be provided to Grantee pursuant to this Agreement that constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.

GRANTEE CERTIFIES THAT GRANTEE HAS READ AND UNDERSTANDS THIS AGREEMENT AND THE RESTRICTIONS CONTAINED THEREIN, AND HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING. GRANTEE ACKNOWLEDGES THAT THIS AGREEMENT MAY BE ACCEPTED ELECTRONICALLY BY GRANTEE, AND THAT AN ELECTRONIC COPY, HARD COPY, OR ACKNOWLEDGEMENT IS AS ENFORCEABLE AS AN ORIGINAL. GRANTEE ACKNOWLEDGES THAT GRANTEE HAD ABILITY TO PRINT A COPY OF THIS AGREEMENT AND TIME TO REVIEW IT PRIOR TO SIGNING.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has executed this Agreement, each as of the day first above written.

"Company"

ATTEST:                        HUMANA INC.

BY:                            BY:
JOSEPH C. VENTURA        BRUCE D. BROUSSARD
Chief Legal Officer     President & Chief Executive Officer

                        “Grantee”

<first_name> <middle_name> <last_name>